MILACRON NEWS RELEASE


Contact: Al Beaupre  (513) 487-5918


            Milacron Announces Efficiency Initiatives
       To Cost About $.30 Per Share in Fourth Quarter 1999
                With Major Benefits Seen in 2001

CINCINNATI, December 13, 1999.Milacron Inc. (NYSE: MZ) today announced new initiatives to improve operating efficiency and strengthen synergies among recently acquired and existing operations. Stressing the importance of cash flow and margin improvement, the company said that the charge for the plan is expected to approximate $.30 per share after tax in the fourth quarter of 1999, with a full payback projected for 2001.

Some of the actions will take a number of months to complete and there will be additional cash costs - up to $5 million before tax
- to be absorbed mostly in the first half of 2000. The company looks for some cost savings to begin in the second half of 2000 but expects to realize the full annual benefit - in the range of $.30 to $.35 per share after tax - in 2001.

"Our core businesses - plastics technologies and metalworking technologies - are solid and have potential for strong sales and earnings growth," said Ronald D. Brown, Milacron president and chief operating officer. "To help these businesses achieve their full potential, we're focusing intensely on integrating operations, streamlining overhead, maximizing synergies and better managing our working capital. At the same time, we'll be introducing a series of new higher-margin products in 2000 aimed at key growth segments in the markets we serve," he said.

The efficiency measures will eliminate nearly 300 positions, or 3% of the company's workforce - primarily indirect and administrative functions within both operating groups in Europe and North America. Four small facilities - two in each group - will be consolidated in North America as well. The initiatives are in addition to several actions taken earlier in the year, including the restructuring of Milacron's European blow molding operations announced in September. In total, excluding acquisitions, the company will have initiated worldwide employment reductions of 9% in 1999.

"As we continue to take a cautious view of near-term market expansion, these actions will provide a solid foundation for sustainable growth beginning in mid-2000," said Daniel J. Meyer, chairman and chief executive officer. "In the meantime, our fourth quarter and year-end 1999 numbers are currently coming in on target - at about the same level as in 1998, excluding the one-time charge, of course.

"The outlook for 2000 is mixed," Meyer said. "The North American economy is healthy but expanding less rapidly. Markets in Japan and Southeast Asia appear to be recovering, but slowly. And, despite improved business levels in Germany in recent months, we expect Europe overall to remain relatively soft and we're focusing on operational efficiencies there.

"All in all, we're counting on only marginal improvement in demand for our products on a global basis in 2000. Nevertheless, thanks to our heavy new-product introduction schedule, we expect to grow sales in our plastics businesses by about 8%, while on the metalworking side, where several industry segments remain weak, we're planning on about a 4% increase, including some recent small acquisitions.

"Even at these reduced sales levels, with only a modest net benefit from the efficiency improvements in the first year, we believe that Milacron can still achieve our previously stated estimate of 10% to 12% earnings growth in 2000 over our 1999 results excluding the fourth-quarter charge. And in 2001, with the full benefit of our streamlining actions and the momentum of many new product introductions, we should be well positioned for a solid 15% or greater EPS growth over 2000," Meyer concluded.

The above forward-looking statements by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For example, the above forward-looking statements make certain projections relating to the introduction of new products, which may be impacted by the level of consumer demand for such products and other factors. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

Milacron is a world leader in plastics processing and metalworking technologies. With estimated 1999 sales of $1.6 billion, the company has major manufacturing facilities in North America, Europe and India. Plastics technologies include injection molding, blow molding and extrusion systems, mold bases and mold-making equipment and components, and aftermarket/MRO parts and services. Metalworking technologies include carbide metalcutting inserts, insert holders, carbide and high-speed steel round tools, metalworking fluids, chemical and tool management services, grinding wheels and carbide wear parts.